Execution Copy

OPTION AGREEMENT

by and among

LOGICAL CHOICE CORPORATION,

THE MAJORITY SHAREHOLDERS,

K LASER TECHNOLOGY, INC.

as Shareholders’ Representative,

appointed pursuant to the Share Purchase Agreement

and

VERT CAPITAL CORP.

[       ], 2014

List of Exhibits

Exhibit A	List of Majority Shareholders
Exhibit B	Series C Certificate of Designations
Exhibit C	Restated Certificate of Incorporation of the Company
Exhibit D	Capitalization of the Company
Exhibit E	Target Company Acquisition Schedule

(i)

OPTION PURCHASE AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of [ ], 2014, is made and entered into by and among:

K LASER TECHNOLOGY, INC., a Taiwan corporation (“K Laser”); the other Persons who are listed as the shareholders of EVEREST DISPLAY, INC., a corporation organized under the laws of Taiwan (“EDI”) on Exhibit A (“Majority Shareholders”); the Participating Minority Shareholders (as defined in the Share Purchase Agreement); LOGICAL CHOICE CORPORATION, a corporation organized under the laws of State of Nevada, USA (the “Company”) and VERT CAPITAL CORP., a corporation organized under the laws of State of Delaware, USA (the “Vert”).

K Laser, the other Persons who are listed as Majority Shareholders on Exhibit A, and the Participating Minority Shareholders (as defined in the Share Purchase Agreement) are hereinafter collectively referred to as the “Option Holders.”

K Laser shall be appointed as Shareholders’ Representative pursuant to the Share Purchase Agreement.

WITNESSETH:

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in a share purchase agreement, dated as of [ ], 2014 (the “Share Purchase Agreement”) among the Option Holders, the Company, K Laser Technology, Inc., a corporation organized under the laws of Taiwan, Boxlight Display Inc., a corporation organized under the laws of Taiwan and Vert, whereby the Option Holders have agreed to sell to the Company and the Company has agreed to purchase from the Option Holders, the “Subject Shares”; and

WHEREAS, upon the terms, in the manner and subject to the conditions set forth in this Agreement the Company has agreed to grant to the Option Holders an option to make an investment in shares of Series C Preferred Stock (as hereinafter defined) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Article I

OPTION TO PURCHASE OPTION SHARES

1.1 The Option, the Option Shares and Additional Preferred Stock.

(a) Option. On the terms and subject to the conditions set forth in this Agreement, for USD$10.00 and other good and valuable consideration, the Company hereby grants unto the Option Holders an irrevocable and unconditional right and option (the “Option”) to purchase, an aggregate number of (i) shares of Series C Preferred Stock (as defined in the Certificate of Designations annexed hereto as Exhibit B and made a part hereof (the “Series C Certificate of Designations”)) authorized in the Series C Certificate of Designations to be issued pursuant to the terms of this Agreement and (ii) such additional shares of Series C Preferred Stock as shall be required to be issued to pay the dividends, if any, paid or payable on outstanding shares of Series C Preferred Stock (collectively, the “Option Shares”).

(b) Terms of the Option Shares. The Option Shares shall have the rights, privileges, designations and preferences of the Series C Preferred Stock of the Company that are set forth in the Series C Certificate of Designations.

1.2 Exercise of the Option.

(a) Exercise of the Option. At the Closing (as defined in the Share Purchase Agreement) and upon the payment of the Purchase Price pursuant to the Share Purchase Agreement on the Closing Date: (i) each of the Option Holders shall automatically exercise the Option in full, and the Option shall be deemed to be automatically exercised in full by each of the Option Holders, with no partial exercise of the Option permitted, and (ii) , upon the occurrence of a Liquidity Event (as defined in the Series C Certificate of Designation) all of the Option Shares shall automatically convert into that number of shares of Common Stock of the Company equal to the Automatic Conversion Shares (as defined in the Series C Certificate of Designation).

(b) Method of Exercise of Option. On the Closing Date, the Company or the “Purchaser” under the Share Purchase Agreement shall make payment of the Purchase Price in cash pursuant to such Share Purchase Agreement, each Option Holder shall pay his or its pro-rata portion of the Option Price referred to in Section 1.3 below to the Company in cash.

(c) Allocation of Option Shares. Upon exercise of the Option, the Option Shares shall be issued to each of the Option Holders in accordance with Schedule 1.2(c) of this Agreement.

1.3 Option Price.

(a) Upon exercise of the Option pursuant to Section 1.2(a), the Option Holders, as a group, shall pay the Company a purchase price equal to the Purchase Price (the “Option Price”).

(b) Each Option Holder shall pay his, her or its allocable pro-rata share of the Option Price in accordance with either Section 1.2(b)(i) or Section 1.2(b)(ii) above, depending upon the method by which the Purchase Price is paid by the Purchaser or the Company. The Option Price for each Option Holder shall be calculated by multiplying the total Option Price by a fraction, (x) the numerator of which is the number of the Subject Shares sold to the Company under the Share Purchase Agreement by each Option Holder, and (y) the denominator of which is the number representing all of the Subject Shares sold by the Option Holders to the Company under the Share Purchase Agreement.

(c) The Option Price shall be paid by each of the Option Holders, either in cash by wire transfer of immediately available funds to a bank account designated by the Company, or by application of such Option Holder’s allocable portion of the Purchase Price from the sale of the Subject Shares under the Share Purchase Agreement, in accordance with the provisions of Section 1.2(b)(ii) above.

1.4 Closings.

(a) Upon the terms and subject to the conditions set forth herein, exercise of the Option and the closing of the issuance and sale and the purchase of the Option Shares and related transactions under this Option Agreement (the “Closing”) will take place at 10:00 a.m., Taiwan time, on a date which shall be simultaneous with the Closing Date of the transactions contemplated by the Share Purchase Agreement. The Closing shall be held at the offices of White & Case, attorneys at law, and United States counsel to the Everest Group and the Option Holders in Palo Alto, California, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.” Notwithstanding the foregoing, in no event shall the Closing of the exercise of the Option be earlier than or later than the Closing Date under the Share Purchase Agreement, and, unless otherwise agreed to by the Company and the “Shareholders Representative” (as defined in the Share Purchase Agreement), in no event shall such Closing of the exercise of the Option be later than the March 31, 2015 “Outside Closing Date” under the Share Purchase Agreement.

(b) Notwithstanding anything to the contrary, express or implied, contained in the Transaction Documents (as defined in the Share Purchase Agreement), the obligations of the parties to consummate the transactions contemplated by the Share Purchase Agreement and this Agreement shall be subject to the simultaneous closings of the Share Purchase Agreement and this Option Agreement, including the payment of the Purchase Price under the Share Purchase Agreement, the payment of the Option Price and the exercise in full of the Option.

Article II

AGREEMENTS OF THE PARTIES

2.1 Proposed Acquisitions and Issuance of Acquisition Securities. The Parties hereto acknowledge that Vert and the Company represent and warrant to the Option Holders as follows:

(a) Capitalization of the Company. As at the date of this Agreement, the Company is authorized by its Restated Articles of Incorporation in the form of Exhibit C annexed hereto, to issue an aggregate of two hundred and fifty million (250,000,000) shares of capital stock, $0.0001 par value per share, of which two hundred million (200,000,000) shares are designated as common stock (the “Company Common Stock”) and fifty million (50,000,000) shares are designated as preferred stock (the “Company Preferred Stock” and together, with the Company Common Stock, the “Company Capital Stock”). As at the date of this Agreement, the record and beneficial owners of the Company Capital Stock and number of shares and class of Company Capital Stock owned by each of the Persons who are set forth on Exhibit D annexed hereto and made a part hereof. As at the date of this Agreement, an aggregate of (i) twenty-five million six hundred thousand (25,600,000) shares of Company Common Stock are issued and outstanding, all of which Common Stock is owned by Vert and the other Persons set forth on Exhibit D.

(b) Acquisition of Globisens. As of the date of this Agreement, the Company has entered into a share exchange agreement to acquire, immediately following consummation of a Liquidity Event, 100% of the share capital of Globisens, Ltd., an Israeli corporation (“Globisens”) in consideration for the payment of $2,500,000 in cash, plus the issuance of $2,750,000 of Company Common Stock, (valued at the initial per share price of Company Common Stock issued in the Company IPO) but in no event less than four and 375/1000 percent (4.375%) of the Fully-Diluted Common Stock of the Company (as defined in the Share Purchase Agreement) on the date of the Liquidity Event. The closing of the acquisition of Globisens shall occur promptly following the acquisition by the Company of the Subject Shares under the Share Purchase Agreement and the exercise of the Option and issuance of the Option Shares pursuant to this Agreement.

(c) Acquisition of Genesis. As at the date of this Agreement, Vert has assigned and transferred 100% of the membership interests in Genesis Collaboration LLC, a Georgia limited liability Company (“Genesis”) to the Company and the Company has agreed to issue to the four former members of Genesis 1,000,000 shares of Series B preferred stock of the Comopany (the “Series B Preferred Stock which is automatically convertible into four percent (4%) of the Fully-Diluted Common Stock of the Company (as defined in the Share Purchase Agreement) on the date of the Liquidity Event. The closing of the acquisition of Genesis shall occur promptly following the acquisition by the Company of the Subject Shares under the Share Purchase Agreement and the exercise of the Option and issuance of the Option Shares pursuant to this Agreement, and the acquisition of Globisens contemplated by Section 2.1(b) above.

(d) Issuance of Series A Conversion Shares. Following consummation of the Company IPO, the Company intends to issue to a trustee designated by Vert, a total of 2,500,000 shares of the Company’s Series A Preferred Stock which is to be converted into 2,500,000 shares of Company Common Stock (the “Series A Conversion Shares”). Following the registration of the Series A Conversion Shares under the Securities Act of 1933, as amended, such 2,500,000 Series A Conversion Shares shall be issued to former employees and stockholders of an Affiliate of Vert, subject to a one year restriction on resale of such shares of Series A Conversion Shares.

(e) Fully-Diluted Common Stock. Based on the acquisitions of Genesis, EDI and Globisens, immediately following a Liquidity Event (but excluding shares of Company Common Stock or warrants issued in connection with the Company IPO or other Liquidity Event), the outstanding Fully-Diluted Common Stock of the Company would be as follows:

Vert Capital Corp	16,000,000	26.9029%
Other Investors Associated with Vert Capital Corp.	9,600,000	16.1417%
Stock Warrants	5,150,000	8.6594%
Logical Choice Technologies, Inc. Former Stockholders	2,500,000	4.2036%
Logical Choice Corporation Employee Stock Option Pool	5,300,000	8.9116%
Genesis Collaboration, LLC Former Members	2,379,000	4.0001%
Globisens	1,961,000	3.2973%
Everest Display, Inc. Stock Option Pool	2,705,250	4.5487%
Everest Display, Inc. Majority Stockholders	12,850,000	21.6064%
Everest Display, Inc. Transaction Bonus Shares	1,028,000	1.7285%

TOTAL	59,473,250	100.00%

(*) Upon the occurrence of a Liquidity Event, the shares of Fully-Diluted Common Stock issued to the Everest Display Inc. Majority Stockholders shall have a minimum “Market Value” (as defined in the Stock Purchase Agreement) of not less than $20,000,000,.

(f) Additional Acquisitions of Target Companies. Prior or subsequent to the Closing and a Liquidity Event, in order to enhance shareholder value, in addition to the acquisitions of Genesis and Globisens, the Company shall use its commercially reasonable efforts to consummate one or more acquisitions (collectively, the “Acquisitions”) of all or a majority the capital stock or other equity of one or more corporations or limited liability companies which are not Affiliates of the Company or Vert (each, individually, a “Target Company” and, collectively, the “Target Companies”) and which are engaged in the Business.

(g) Acquisition Securities. As used in this Agreement, the term “Acquisition Securities” shall mean and include all Company Common Stock, convertible notes or convertible debentures of the Company, all shares of Series C Preferred Stock issued to the Option Holders under this Option Agreement and all other shares of Acquisition Preferred Stock, if any, that may be issued prior to or become issuable contemporaneously with the date of consummation of the Liquidity Event in connection with the acquisition of the assets, securities or businesses of any other Person.

(h) Adjustments.

(i) In the event and to the extent that any of the Acquisitions of the Target Companies referred to above shall not occur or the Fully-Diluted Common Stock of Parent at the time of the Liquidity Event shall be other than the estimated 58,392,040 shares of Fully-Diluted Common Stock of Parent referred to above, the number of Automatic Conversion Shares (as defined in the Series C Certificate of Designations) shall be appropriately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. In addition, in the event that the Company shall at any time on or after the Closing Date subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. If the Company at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the then-outstanding number of shares of Fully-Diluted Common Stock of Parent. If the Company enters into signed definitive acquisition agreements in connection with the Acquisitions of the Target Companies, the number of Automatic Conversion Shares will be proportionately adjusted to reflect the number of shares equal to the product of the Selling Parties’ Percentage and the sum of the number of shares of Fully-Diluted Common Stock of Parent then-outstanding and all Acquisition Securities issuable pursuant to such signed definitive acquisition agreements.

(ii) Any adjustment under this Section 2.1(h) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Upon the occurrence of any adjustment under this Section 2.1(h), the Company shall notify the Option Holders in accordance with Section 3.2 of such adjustment and provide to the Option Holders the relevant documents containing the details of such adjustment, including, but not limited to the official stock ledger of the Company.

2.2 Required Consent. Notwithstanding the foregoing, or any other provision of the Share Purchase Agreement or this Option Agreement to the contrary, the final terms and conditions of any Reverse Merger Transaction or Sale of Control Transaction proposed to be entered into by the Company on or before the Closing Date shall be subject to the prior approval and consent of the Shareholders’ Representative.

2.3 Certain Definitions. As used in this Option Agreement, capitalized terms used in this Agreement, but not otherwise defined elsewhere in this Agreement shall have the meanings given to them in the Share Purchase Agreement or the Series C Certificate of Designations.

2.4 Agreements, Filings, Financial and Other Information. On or before the Closing Date, the Company shall furnish to the Option Holders and their authorized representatives reasonable and timely access to information, financial or otherwise, necessary in order to satisfy the requirements for the Option Holders’ legal and internal compliance obligations, including, but not limited to (i) true and complete copies of all agreements, registration statements, financial information and other documentation required to be executed or filed with the SEC in connection with consummating any one or more Liquidity Event, and (ii) a letter of valuation of the Company and its Target Companies by Wellington Shields & Company or other reputable investment bankers.

2.5 Lock Up Agreements. In connection with any IPO (as defined in the Share Purchase Agreement) or a Reverse Merger Transaction, if the underwriter of Company securities requests that certain existing stockholders of Company agree, for a period of time, not to sell, transfer, hypothecate or otherwise assign (collectively, “Transfer”) a portion of the equity securities owned by them, the Option Holders do hereby covenant and agree that they shall use their commercially reasonable efforts to cause those persons who hold five percent or more of the Fully-Diluted Common Stock of Parent (the “Principal Shareholders”) to execute and deliver an agreement, in form and content satisfactory to the board of directors of Company, pursuant to which, inter alia, the Principal Shareholders or their assignees or nominees (the “Lock-up Parties”) shall agree not to effect any Transfer (except to members of their immediate families or trusts for the benefit of such family members) of any shares of the Fully-Diluted Common Stock of Parent or Series C Preferred Stock then owned of record or beneficially by them for such period of time as shall be specified in such agreement (the “Lock-up Agreement”). Notwithstanding the foregoing, the Lock-up Parties shall only be required to execute a Lock-up Agreement if (i) Vert, and the executive officers and directors of the Company and the other shareholders of the Company are also required to execute Lock-up Agreements containing substantially identical terms and conditions, including, but not limited to, the period of restrictions on Transfer; and (ii) the period of restrictions on Transfer does not exceed 180 days from the date of such Lock-up Agreement.

2.6 Stock Options. On or before the Closing Date, the Company shall establish a stock option plan solely for the benefit of employees of the Everest Group, pursuant to which inter alia, such individuals may be issued stock option grants of the Company that represent on an aggregate basis five (5%) percent of the Fully-Diluted Common Stock of Parent and which vests annually in equal installments over a four (4) year period (commencing one year after the Closing Date). The allocation of initial stock option grants to be issued thereunder shall be determined in good faith jointly by the Company and the Shareholders’ Representative.

2.7 Approvals. Each of the conditions to closing in Section 6 of the Share Purchase Agreement shall have been satisfied or waived in writing at or before the Closing Date under the terms of the Share Purchase Agreement.

2.8 Registration Rights. Following consummation of the IPO, in the event and to the extent that the Company intends to file a registration statement under the Securities Act to register shares of Common Stock of the Company for the account of any other stockholder of the Company (a “Resale Registration Statement”), not later than thirty days prior to the filing of such Resale Registration Statement with the SEC, the Company shall give prompt written notice to the Holders of its intention to do so. Unless waived in writing by any Holder, the Company shall offer to the Holders to cause not less than twenty-five percent (25%) of all shares of Common Stock of the Company that are and will be included in such Resale Registration Statement to consist of shares of Common Stock that are be held of record and beneficially by the Holders, including those held as a result of, or issuable upon, the conversion or exercise of the Series C Preferred Stock (the “Registrable Securities”). In such connection, the Company shall use its best efforts to cause the Registrable Securities to be registered under the Securities Act with the other securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders of the Registrable Securities to be so registered, including, if necessary, by filing with the Securities and Exchange Commission a post-effective amendment or a supplement to the Resale Registration Statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such Resale Registration Statements to which the Holders are entitled to participate in pursuant to this Section 2.8; provided, that the Holders as well as all other Persons participating in such Resale Registration Statement shall provide appropriate indemnification to the Company with respect to any disclosures made therein with respect to such Holder(s). All such Registrable Securities shall, however, be subject to the limitations on transfer set forth in Section 11 of the Certificate of Designations.

In addition to, and not in lieu of the above, but subject at all times to the prior written approval or consent of the managing underwriter in connection with the Company’s IPO, the Company shall use its good faith efforts to include in the registration statement related to such IPO, (the “IPO Registration Statement”) up to 30% of the Registrable Securities owned by Holders; provided, that (a) such Holders are not officers, directors or owners of more than 9.9% of the Registrable Securities then owned by all Holders, and (b) all such Registrable Securities included in such IPO Registration Statement do not exceed 7.5% of the total number of shares of Common Stock of the Company issuable upon automatic conversion of the Option Shares.

Article III

GENERAL PROVISIONS

3.1 Publicity. No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by the Parties, except as may otherwise be required by Law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

3.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on (a) delivery thereof, if by hand; (b) upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); (c) on the second Business Day following deposit, if sent by a recognized overnight delivery service; or (d) upon transmission, if sent by facsimile transmission (in each case with receipt verified by electronic confirmation), in each case as follows:

(i) if to Company or Vert, to:

Boxlight Display, Inc. and

Logical Choice Corporation

c/o Vert Capital Corp.

10951 W. Pico Blvd. STE 204

Los Angeles, CA 90064

Telephone: (310) 785-6600

Facsimile No.: (310) 785-6616

Attn: Adam Levin, CEO

(ii) if to Option Holders or to Shareholders’ Representative, to:

K Laser Technology, Inc.

No. 1, Li Hsin Road VI Science-Based Indurstrial Park,

Hsinchu, Taiwan

Attention: Alex Kuo, Chairman

Telephone:+ 886 3 577 0316

Facsimile No: + 886 3 563 8430

with a copy to: Crone Kline Rinde LLP 488 Madison Avenue,12th floor New York, NY 10022 Attention: Stephen A. Weiss Telephone: (212) 400-6900 Cell Phone: (917) 797-0015 Email: sweiss@ckrlaw.com with copies to:

Chen & Lin Attorney at Law

Bank Tower,12th Floor, 205 Tun Hwa North Road,

Taipei, Taiwan 105

Attn: Grace Yu, Esq.

Phone: 886-2-27150270

Direct Dial: 886-2-25147510

Email: graceyu@chenandlin.com

White & Case

3000 El Camino Real

5 Palo Alto Square, 9th Floor

Palo Alto, CA 94306

Attn: Eric Hwang

Phone: 650-213-0388

Email: eric.hwang@whitecase.com

provided, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be for purposes of this Section 3.2 until further revised.

3.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Merger and related transactions and supersede all prior agreements, written or oral, with respect thereto.

3.4 Incorporation by Reference. All of the representations and warranties of the Parties contained in the Share Purchase Agreement and all of their respective covenants and agreement contained therein, are hereby incorporated by this reference into this Agreement, and may be relied upon by the Party or Parties for whose benefit such representations, warranties, covenants or agreement were given.

3.5 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

3.6 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

3.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

3.8 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.9 Construction and Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and shall be deemed to have been drafted by the Parties jointly. Accordingly, no court should construe any provision for or against any party as a result of such party being involved in the drafting of this Agreement.

3.10 Assignment. No party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement.

3.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

3.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

3.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any jurisdiction permitted under this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

3.14 Governing Law; Forum. This Agreement and shall be governed by the laws of the State of Delaware, United States of America. The Parties hereto do hereby consent and submit to the venue and jurisdiction of the state or federal courts residing in the state of Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the state of Delaware, in any other jurisdiction in any manner provided by applicable law.

Balance of page left blank – signature pages to follow

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Company:	LOGICAL CHOICE CORPORATION

By:
	Name:	Mark Elliott
	Title:	CEO

Vert:	VERT CAPITAL CORP.

By:
	Name:	Michael Pope
	Title:	Managing Director

Option Holders:	K LASER TECHNOLOGY INC.

By:
	Name:	Alex Kuo
	Title:	Chairman

[OTHER OPTION HOLDERS][1]

[1] Signature blocks for the other Option Holders to be added.

Exhibit A

list of Majority shareholders

Exhibit B

series c CErtificate of designations

CERTIFICATE OF DESIGNATIONS OF THE

SERIES C CONVERTIBLE PREFERRED STOCK OF

LOGICAL CHOICE CORPORATION

PURSUANT TO SECTION ___

OF THE NEVADA REVISED STATUTES

I, Michael Pope, hereby certify that I am the Chief Financial Officer of Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on ___________, 2014, adopted the following resolutions creating a series of preferred stock designated as Series C Convertible Preferred Stock, none of which have been issued:

RESOLVED, that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

ARTICLE I Designation and Number.

1.1 A series of Preferred Stock, designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series C Preferred Stock shall initially be 270,000 shares (as adjusted, pursuant to Section Article VI, the “Authorized Shares”), and the stated value amount per share of Series C Preferred Stock shall be $26.98 (the “Stated Value Per Share”).

1.2 The Series C Preferred Stock is being issued pursuant to the terms of an Option Agreement, dated as of _______, 2014 among the Corporation, and other parties thereto (the “Everest Option Agreement”).

1.3 As used in this Certificate, the term “Automatic Conversion Shares” shall mean the aggregate number of shares of Common Stock of the Corporation issuable upon the automatic conversion of all of the Series C Preferred Stock into such Common Stock upon the occurrence of a Liquidity Event; being that number of shares of Common Stock resulting from dividing (a) Twenty Million ($20,000,000) Dollars, by (b) the Per Share Price.

1.4 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series C Preferred Stock.

1.5 As used in this Certificate, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series C Preferred Stock pursuant to the terms of the Everest Option Agreement to the extent that such persons continue to own capital stock in the Corporation.

1.6 As used in this Certificate, the term “Share Purchase Agreement” shall mean the share purchase agreement dated as of October 31, 2014 among K Laser Technology, Inc., Boxlight Display, Inc., the Majority Shareholders (as defined in the Share Purchase Agreement), the Corporation and Vert Capital Corp.

1.7 As used in this Certificate, the term “Liquidity Event” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.8 As used in this Certificate, the term “Market Value” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.9 As used in this Certificate, the term “Per Share Price” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.10 As used in this Certificate, the term “IPO” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.11 The term “Company” as used in the Share Purchase Agreement shall mean the Corporation.

ARTICLE II Rank. All shares of the Series C Preferred Stock shall rank senior to (i) to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); and (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock, including without limitation, 2,500,000 shares of Series A Preferred Stock, $1.00 stated value per share, 1,000,000 shares of Series B Preferred Stock, $1.00 stated value per share and all other shares of Preferred Stock of the Corporation (other than the Series C Preferred Stock) to be issued in series in connection with the “Acquisitions” of the “Target Companies,” as those terms are defined in the Everest Option Agreement, and to any notes, convertible securities or class or series of capital stock of the Corporation (including Preferred Stock) hereafter issued for the purpose of consummating any public or private financing (collectively, the “Pari Passu Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE III Dividends.

(a) The Holders shall be entitled to receive if, at the times set forth in this Section 0, cumulative annual dividends per share equal to six percent (6%) of the aggregate Liquidation Preference (hereinafter defined) of the issued and outstanding Series C Preferred Stock. Accrual of such dividends shall be computed on a 365-day basis, and shall be payable in full when the Series C Preferred Stock is redeemed by the Corporation in the manner provided in paragraph (Article IV) below. Such dividends shall be payable annually each anniversary of the issue date of the Series C Preferred Stock in additional shares of Series C Preferred Stock, and such dividends shall accrue whether or not declared and regardless of whether there are profits, surplus or other funds legally available for payment of dividends, and shall be earned or payable from and after the issue date of the Series C Preferred Stock. All dividends paid with respect to shares of Series C Preferred Stock pursuant to this Section 0 shall be paid pro rata to the Holders entitled thereto. Dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if the Corporation is not solvent or would be rendered insolvent thereby.

(b) Except as otherwise set forth in this Section 0, the Series C Preferred Stock shall not pay a fixed or other dividend. The Holders shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series C Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder is to be treated for this purpose as holding (in lieu of such shares of Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock. The right to such dividends on shares of Series C Preferred Stock shall not be cumulative, and no right shall accrue to Holders by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Article IV Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) simultaneous with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) the product of (A) the aggregate number of shares of Series C Preferred Stock then outstanding, (B) the Stated Value Per Share and (C) a multiple of 3.71 plus (ii) any accrued but unpaid dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

Article V Voting Rights. Each share of Series C Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series C Preferred Stock. Except as otherwise set forth herein, the Holders shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would alter any right given to the Series C Preferred Stock; in which event the Series C Preferred Stock may vote as a separate class with respect to such amendment. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Article VI Conversion.

6.1 Conversion Ratio. Each full share of Series C Preferred Stock shall be convertible into Common Stock of the Corporation, at any time, into that number of shares of Common Stock at a conversion ratio per share of Series C Preferred Stock as shall be determined by dividing (A) the number of Authorized Shares, by (B) that number of shares of Common Stock equal to the number of Automatic Conversion Shares (the “Series C Conversion Ratio”). Accordingly the initial conversion ratio (the “Conversion Ratio”), shall be determined by dividing one share of the Series C Preferred Stock by the Series C Conversion Ratio; provided, that, the number of Conversion Shares (defined below) and the Series C Conversion Ratio shall result in all of the Conversion Shares having a Market Value of not less than Twenty Million ($20,000,000) Dollars.

For the avoidance of doubt, if, for example, the number of Automatic Conversion Shares is 12,850,000 shares of Company Common Stock and, when multiplied by a Per Share Price of $1.40, shall result in a Market Value of only $18,000,000, the number of Automatic Conversion Shares into which all 270,000 shares of Series C Preferred Stock is converted shall be increased to 14,285,714 shares of Common Stock of the Corporation so as to represent a Market Value of $20,000,00 (the “Conversion Shares”) and the Series C Conversion Ratio would be 1:0:.0189, and the Conversion Ratio would be 52.91:1.

6.2 Optional Conversion. The Holders of shares of Series C Preferred Stock may, at their option and at any time or from time to time, convert all or any portion of their shares of Series C Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Series C Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation.

6.3 Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, but subject at all times to the adjustment provisions of Section 6.4 below, immediately following the occurrence of (i) a Liquidity Event and (ii) the exercise of the Option (as defined in the Option Agreement), all, and not less than all, of the then issued and outstanding shares of Series C Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted (an “Automatic Conversion”) into that number of Automatic Conversion Shares having an aggregate Market Value of $20,000,000, less the aggregate number of shares of Common Stock previously issued in connection with any one or more Optional Conversions contemplated by Section 6.3 above. Each Holder of Series C Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series C Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

6.4 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, Holders shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.5 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the aggregate number of shares of Common Stock into which the Series C Preferred Stock may be converted (the “Conversion Shares”) in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Event, shall be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.6 Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date and prior to a Liquidity Event, issue additional shares of Common Stock or Preferred Stock that is convertible into shares of Common Stock, then the Series C Conversion Price and the Conversion Ratio shall be adjusted concurrently with such issue, so that the Series C Preferred Stock shall continue to represent not less than twenty percent (20%) of the Fully-Diluted Common Stock of Company.

6.7 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.8 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

Article VII No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Article VIII Redemption. The Series C Preferred Stock is not redeemable.

Article IX Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

Article X Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Delaware General Corporation Law, of (i) a majority of the outstanding Series C Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Delaware General Corporation Law and the Articles of Incorporation.

Article XI Limitation on Transfer.

11.1 The, sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any Holder or holder of the Conversion Shares issuable upon conversion of such shares of Series C Preferred Stock, including (i) the use of the any shares of Series C Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until 180 days from the date of this Certificate of Designation; provided, however, that a Transfer by a holder of Capital Stock (a “Capital Stock Holder”), (certified by such Capital Stock Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or Company); (B) a trust, corporation, partnership, limited partnership or limited liability Corporation that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Capital Stock Holder; or (C) in the case of a Capital Stock Holder that is an entity, stockholders, members, partners or other equity holders of such Capital Stock Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2 In the event of any stock dividend, stock split, recapitalization, or other change affecting the Corporation’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section Article XI, to the same extent the Capital Stock is at such time covered by such provisions.

11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series C Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series C Preferred Stock, dated October __, 2014, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section Article XI shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

Article Xii Protective Provisions.

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series C Preferred Stock (the “Series C Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock in excess of 270,000 Shares; or

12.2 issue any shares of Series C Preferred Stock to Persons, other than to Option Holders pursuant to the Option Agreement; or create or authorize the creation of or issue any shares of Preferred Stock or any other security convertible or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock.

Article XIII Co-Sale Rights.

13.1 If a Holder proposes to sell any shares of its Series C Preferred Stock (the “Selling Holder”) then the Selling Holder shall promptly give written notice (the “Notice”) to each of the other Holders at least 30 days prior to the closing of such sale. The Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares of Series C Preferred Stock to be transferred, the nature of such sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

13.2 Each other Holder (the “Participating Holder”) shall have the right, exercisable upon written notice to such Selling Holder within 15 days of the Notice, to participate in such sale of Series C Preferred Stock on the same terms and conditions. Such notice shall indicate the number of shares of Series C Preferred Stock such Participating Holder wishes to sell.

(a) Each Participating Holder shall effect its participation in the sale by promptly delivering to such Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Series C Preferred Stock which such Participating Holder elects to sell.

(b) The stock certificate or certificates that the Participating Holder delivers to such Selling Holder shall be transferred to the prospective purchaser in consummation of the sale of the Series C Preferred Stock pursuant to the terms and conditions specified in the Notice, and the Selling Holder shall concurrently therewith remit to such Participating Holder that portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participating Holder exercising its rights of co-sale hereunder, such Selling Holder shall not sell to such prospective purchaser or purchasers any Series C Preferred Stock held by Selling Holder unless and until, simultaneously with such sale, such Selling Holder shall purchase such shares or other securities from such Participating Holder on the same terms and conditions specified in the Notice.

(c) To the extent that the Participating Holders do not elect to participate in the sale of the Series C Preferred Stock held by such Selling Holder subject to the Notice, such Selling Holder may enter into an agreement providing for the closing of the sale of such Series C Preferred Stock within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Notice. Any proposed sale on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed sale of any of the Series C Preferred Stock by a Selling Holder, shall again be subject to the co-sale rights of the Participating Holders and shall require compliance by a Selling Holder with the procedures described in this Section 13.

Article XiVI Miscellaneous.

14.1 Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series C Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

14.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

14.3 Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

14.4 Information Rights. So long as shares of Series C Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series C Preferred Stock (i) unaudited annual financial statements to the Holders of Series C Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series C Preferred Stock.

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The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on _____ __, 2014.

LOGICAL CHOICE CORPORATION

By:	/s/ Mark Elliott
Name:	Mark Elliott
Title:	Chief Executive Officer

Exhibit C

restated ARTICLES of incorporation of the Company

Exhibit D

SUMMARY CAPITALIZATION OF THE COMPANY

Vert Capital Corp	16,000,000	26.9029%
Other Investors Associated with Vert Capital Corp.	9,600,000	16.1417%
Stock Warrants	5,150,000	8.6594%
Logical Choice Technologies, Inc. Former Stockholders	2,500,000	4.2036%
Logical Choice Corporation Employee Stock Option Pool	5,300,000	8.9116%
Genesis Collaboration, LLC Former Members	2,379,000	4.0001%
Globisens	1,961,000	3.2973%
Everest Display, Inc. Stock Option Pool	2,705,250	4.5487%
Everest Display, Inc. Majority Stockholders	12,850,000	21.6064%
Everest Display, Inc. Transaction Bonus Shares	1,028,000	1.7285%

TOTAL	59,473,250	100.00%

________________________________________

(*) Upon the occurrence of a Liquidity Event, the shares of Fully-Diluted Common Stock issued to the Everest Display Inc. Majority Stockholders shall have a minimum “Market Value” (as defined in the Stock Purchase Agreement) of not less than $20,000,000, and such number of shares shall be subject to adjustment to insure such minimum Market Value.